UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 24, 2018

HELIOS AND MATHESON ANALYTICS INC.

(Exact name of Registrant as specified in charter)

Delaware	0-22945	13-3169913
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Empire State Building

350 5th Avenue

New York, New York 10118

(Address of principal executive offices)

Registrant’s telephone number, including area code: (212) 979-8228

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2 below).

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 5.03     AMENDMENT TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR

On July 23, 2018, Helios and Matheson Analytics Inc. (“we” or the “Company”) held a special meeting of stockholders. At the special meeting, the stockholders approved, among other things, a proposal authorizing the Company’s Board of Directors, in its discretion, to effect a reverse stock split of the Company’s outstanding shares of common stock, par value $0.01 per share (the “Common Stock”) at a ratio of 1 share-for-2 shares up to a ratio of 1 share-for-250 shares to be determined by the Board of Directors. Accordingly, on July 23, 2018, the Board of Directors approved a 1 share-for-250 shares reverse stock split of the Common Stock (the “Reverse Stock Split”) and the filing of a Certificate of Amendment to the Certificate of Incorporation of the Company to effectuate the Reverse Stock Split.

A Certificate of Amendment to the Certificate of Incorporation authorizing the Reverse Stock Split was filed with the Secretary of State of the State of Delaware on July 24, 2018, and the Reverse Stock Split became effective in accordance with the terms of the Certificate of Amendment at 4:01 p.m. Eastern Time on July 24, 2018 (the “Effective Time”).

Impact of the Reverse Stock Split

At the Effective Time, every two hundred and fifty shares of Common Stock issued and outstanding automatically combined into one share of issued and outstanding Common Stock, without any change in the par value per share.

As a result of the Reverse Stock Split, there will be approximately 1.685 million shares of Common Stock outstanding. The Reverse Stock Split will not affect the number of authorized shares of Common Stock, which is 5,000,000,000 shares. A proportionate adjustment will be made to (i) the per share exercise price and the number of shares issuable upon the exercise or conversion of the Company’s outstanding equity awards, options and warrants to purchase shares of Common Stock and outstanding convertible notes and (ii) the number of shares reserved for issuance pursuant to the Company’s 2014 Equity Incentive Plan. Fractional shares will not be issued as a result of the Reverse Stock Split; instead, the Board of Directors, determined to effect an issuance of shares to holders that would otherwise be entitled to a fractional share such that any fractional shares will be rounded up to the nearest whole number.

The Company’s transfer agent, Computershare Trust Company, N.A., will act as exchange agent for the Reverse Stock Split and will send instructions to stockholders of record regarding the exchange of certificates for Common Stock.

The Common Stock will begin trading on the Nasdaq Capital Market on a split-adjusted basis at the open of the market on July 25, 2018. The Company’s Common Stock will continue to trade on the Nasdaq Capital Market under the ticker symbol, “HMNY” and the new CUSIP number for Common Stock following the Reverse Stock Split will be 42327L309.

The information set forth herein does not purport to be complete and is qualified in its entirety by reference to the full text of the Certificate of Amendment that effectuated the Reverse Stock Split, which is filed as Exhibit 3.1 hereto and is incorporated herein by reference.

ITEM 8.01     OTHER EVENTS

On July 24, 2018, the Company issued a press release announcing the Reverse Stock Split as described in Item 5.03. A copy of the press release is attached as Exhibit 99.1 hereto.

ITEM 9.01     FINANCIAL STATEMENTS AND EXHIBITS

(d)  Exhibits

Exhibit Number	Exhibit Description

3.1	Certificate of Amendment of Certificate of Incorporation of Helios and Matheson Analytics Inc., filed on July 24, 2018 (Reverse Stock Split).

99.1	Press release dated July 24, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HELIOS AND MATHESON ANALYTICS INC.

Date: July 25, 2018	By:	/s/ Theodore Farnsworth
Theodore Farnsworth Chief Executive Officer

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